UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 8, 2006

Martek Biosciences Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-22354	52-1399362
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6480 Dobbin Road, Columbia, Maryland		21045
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	410-740-0081

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

Martek’s revenues for the first quarter of fiscal 2006 are expected to be between $62 and $63 million compared to previously projected first quarter revenues of $58 to $59 million. These first quarter revenues represent growth in sales to core infant formula customers.

As previously disclosed, in February 2005, we entered into a DHA license and supply agreement with a major consumer packaged goods company. There are no minimum purchase requirements or financial commitments to us under the agreement and we have not recognized any material revenues under it to date. Since entering into the agreement, Martek has been working closely with the food company on product development efforts. Based on recent discussions with the food company and progress to date on these development efforts, Martek currently believes that, while subject to final product selection, food formulation and consumer testing, the food company now projects that the initial product launch of a food containing Martek DHA will take place in 2007.

In addition, Martek expects that another major consumer packaged goods company will be announcing and making the commercial introduction of a consumer food/ beverage product containing Martek’s DHA in the first quarter of calendar 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Martek Biosciences Corporation

February 8, 2006	By:	/s/ George P. Barker

Name: George P. Barker
Title: Senior Vice President, General Counsel and Secretary